Exhibit 10.72
     Notice of Stock Option Grant

Name Andrew Drexler		Employee ID
Date of Grant June 11, 2015	Option Grant Price Per Share $8.35	Number of NSO Shares Granted 78,358

Non-Qualified Stock Option Grant
Subject to the terms of this Notice of Stock Option Grant (“Notice”), the J. C. Penney Company, Inc. (the “Company”) hereby grants Andrew Drexler (“You” or “Your”) the number of Non-Qualified Stock Options listed above. The number of Non-Qualified Stock Options listed above was determined by dividing $262,500, the agreed on value of Your Non-Qualified Stock Option award, by the stock option fair value ($3.35) on June 11, 2015. The stock option fair value is determined by using a stock option pricing model that takes into consideration a number of factors such as exercise price volatility of our stock, option term, etc.

Definitions
For purposes of this Notice, unless the context requires otherwise, the following terms will have the meanings indicated below:

“Board” will mean the Board of Directors of the Company.

“Cause” will mean:

(a)	“cause” or “summary dismissal,” as the case may be, as that term may be defined in any written agreement between You and the Company that may at any time be in effect; or

(b)
in the absence of a definition in a then-effective agreement between You and the Company (as determined by the Board), termination of Your employment with the Company on the occurrence of one or more of the following events:

(i) Your failure to substantially perform Your duties with the Company as determined by the Board or the Company;

(ii) Your willful failure or refusal to perform specific directives of the Board, or the Company, which directives are consistent with the scope and nature of Your duties and responsibilities;

(iii) Your conviction of a felony; or

(iv) A breach of Your fiduciary duty to the Company or any act or omission by You that (A) constitutes a violation of the Company’s Statement of Business Ethics, (B) results in the assessment of a criminal penalty against the Company, (C) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (D) adversely affects or could reasonably be expected to adversely affect the business reputation of the Company, or (E) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty.

“Change in Control” will generally have the meaning specified in section 409A of the Code, and any regulations and guidance issued thereunder and will include a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company. Generally, subject to section 409A:

(a)
A change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)
Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (i) when a person or persons acting as a group acquires within a 12-month period 30 percent of the total voting power of the stock of the Company, or (ii) a majority of the Board is replaced within a 12-month period by directors whose appointment or election is not approved by a majority of the members of the Board before the appointment or election. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control as defined in this Notice (i.e., multiple change in control events). For purposes of this Notice, any acquisition by the Company of its own stock within a 12-month period, either through a transaction or series of transactions, that, immediately following such acquisition, results in the total voting power of a person or persons acting as a group to equal or exceed 30 percent of the total voting power of the stock of the Company will not constitute a change in effective control of the Company.

(c)
A change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii), immediately above.

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering; however, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

“Code” will mean the Internal Revenue Code of 1986, as amended.

“Company” will mean J. C. Penney Company, Inc., the Corporation or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom the Corporation would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom the Corporation would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(h)(3) or any successor thereto.

“Common Stock” will mean the $0.50 par value common stock of the Company.

“Corporation” will mean J. C. Penney Corporation, Inc.

“Date of Grant” shall mean June 11, 2015.

“Disability” will mean disability as defined in any then effective long-term disability plan maintained by the Company that covers You, or if such a plan does not exist at any relevant time, “Disability” means Your permanent and total disability within the meaning of section 22(e)(3) of the Code.

“Exercise Price” means $3.35, which is the Fair Market Value of the Common Stock on June 11, 2015.

“Fair Market Value” of the Common Stock on any date will be the closing price on such date as reported in the composite transaction table covering transactions of New York Stock Exchange (“Exchange”) listed securities, or if such Exchange is closed, or if the Common Stock does not trade on such date, the closing price reported in the composite transaction table on the last trading date immediately preceding such date, or such other amount as the Board may ascertain reasonably to represent such fair market value; provided however, that such determination will be in accordance with the requirements of Treasury Regulation section 1.409A-1(b)(5)(iv), or its successor.

“Good Reason” will mean, following a Change in Control, a condition resulting from any of the actions listed below taken by the Company that is directed at You without Your consent:

(a)
a material decrease in Your salary or incentive compensation opportunity (the amount paid at target as a percentage of salary under the Corporation’s Management Incentive Compensation Program or any successor program then in effect); or

(b)	failure by the Company to pay You a material portion of Your current base salary, or incentive compensation within seven days of its due date; or

(c)	a material adverse change in reporting responsibilities, duties, or authority; or

(d)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom You are required to report without a corresponding increase in Your authority, duties or responsibilities; or

(e)	a requirement that You report to a corporate officer or employee other than the Chief Executive Officer of the Company; or

(f)	a material diminution in the budget over which You retain authority; or

(g)	the Company requires You to change Your principal location of work to a location more than 50 miles from the location thereof immediately prior to such change; or

(h)
discontinuance of any material paid time off policy, fringe benefit, welfare benefit, incentive compensation, equity compensation, or retirement plan (without substantially equivalent compensating remuneration or a plan or policy providing substantially similar benefits) in which You participate or any action that materially reduces Your benefits or payments under such plans;

provided, however, that You must provide notice to the Corporation of the existence of any condition described above within 90 days of the initial existence of the condition, upon the notice of which the Corporation will have 30 days during which it or the Company may remedy the condition. Any separation from service as a result of a Good Reason condition must occur as of the later of (i) two years after the Change in Control, or (ii) 180 days after the initial existence of the condition described in (a) through (h) above that constitutes “Good Reason.”

“Involuntary Separation from Service” will mean Your separation from service due to the independent exercise of the unilateral authority of the Company to terminate Your services, other than due to Your implicit or explicit request, where You were willing and able to continue performing services, within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

“Non-Qualified Stock Option” shall mean a right to purchase from the Company at any time not more than ten years following the Date of Grant, one share of Common Stock for the Exercise Price, which is not less than the Fair Market Value of a share of Common Stock on the Date of Grant, that is not intended to qualify as an “incentive stock option” that satisfies the requirements of section 422 of the Code. A Stock Option that is not intended to qualify as an Incentive Stock Option.

“Retirement” will mean Your termination of employment with the Company other than for Cause on or after the date You attain age 55 with at least 15 years of service, or on or after You attain age 60 with at least 10 years of service.

“Trading Date” shall mean a day on which the Company’s Common Stock trades on the New York Stock Exchange (“NYSE”).

Vesting of Your Non-Qualified Stock Option
This Non-Qualified Stock Option will generally become exercisable (“Vest”) in three (3) equal installments over a three (3) year period on the first, second, and third anniversaries of the Date of Grant (the “Vest Date”), according to the schedule below. YOU MUST REMAIN CONTINUOUSLY EMPLOYED BY THE COMPANY THROUGH EACH VEST DATE (unless Your employment terminates due to Your Disability, death, or if You are party to a Termination Pay Agreement (“TPA”), an Involuntary Separation from Service without Cause as defined in the TPA) to Vest in in a particular installment of Your Non-Qualified Stock Option award; otherwise any unvested Non-Qualified Stock Options granted will be forfeited.

Vest Date	Percent Vesting
June 11, 2016	33-1/3%
June 11, 2017	33-1/3%
June 11, 2018	33-1/3%
Acceleration of Vesting
If Your employment terminates due to Retirement, Disability, or death or you experience an Involuntary Separation from Service other than for Cause as a result of a, job restructuring, reduction in force, or unit closing before any applicable Vest date of your Non-Qualified Stock Option, your Non-Qualified Stock Option will vest on a pro-rata basis. The pro-rata portion of your Non-Qualified Stock Option that will vest will be determined by multiplying the “Number of Stock Options Granted” from above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of employment, inclusive, and the denominator of which is 36. The number of Non-Qualified Stock Options that have already vested according to the terms herein, if any, will be subtracted from the prorated amount and the remaining prorated Non-Qualified Stock Options will become vested and immediately exercisable. Any Non-Qualified Stock Options that have not already vested or for which vesting is not accelerated will expire on such employment termination.

If you are party to a TPA, and you experience an Involuntary Separation from Service without Cause under, and as defined in that TPA (even if that Involuntary separation from Service without case is a result of a, job restructuring, reduction in force, or unit closing), then the number of Non-Qualified Stock Options that will vest and become exercisable will be determined according to the terms of the underlying TPA. If the applicable TPA calls for pro-rata vesting of this Non-Qualified Stock Option then the pro-rata portion of your Non-Qualified Stock Option that will vest will be determined by multiplying the “Number of Stock Options Granted” from above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of employment, inclusive, and the denominator of which is 36. The number of Non-Qualified Stock Options that have already vested according to the terms herein, if any, will be subtracted from the prorated amount and the remaining prorated Non-Qualified Stock Options will become vested and immediately exercisable.

If following a Change in Control You experience an Involuntary Separation from Service other than for Cause or You voluntarily terminate your employment for Good Reason, Your Non-Qualified Stock Option will vest on a pro-rata basis. The pro-rata portion of your Non-Qualified Stock Option that will vest will be determined by multiplying the “Number of Stock Options Granted” from above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of Employment, inclusive, and the denominator of which is 36. The number of Non-Qualified Stock Options that have already vested according to the terms herein, if any, will be subtracted from the prorated amount and the remaining prorated Non-Qualified Stock Options will become vested and immediately exercisable. Any Non-Qualified Stock Options that have not already vested or for which vesting is not accelerated will expire on such employment termination.

In the case of any Involuntary Separation from Service other than for Cause, or, following a Change in Control, a voluntary termination of your employment for Good Reason, the delivery of any Non-Qualified Stock Options that vest in connection with such termination of employment will be subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If You voluntarily terminate your employment, other than a voluntary termination of your employment for Good Reason following a Change in Control, or You experience an Involuntary Separation from Service for Cause then all vested but as yet unexercised and unvested Non-Qualified Stock Options will be cancelled on the effective date of Your employment termination as a result of the Involuntary Separation from Service for Cause or Your resignation.

You may designate a beneficiary to receive any shares of Common Stock in which You may vest if Your employment is terminated as a result of Your death by completing a beneficiary designation form in such form as may be prescribed from time to time by the Company. The beneficiary listed on Your beneficiary designation form will receive the vested portion of Your Non-Qualified Stock Option award in the case of the termination of employment due to Your death.

Expiration Date
Unless the right to purchase shares of Common Stock under this Non-Qualified Stock Option expires sooner, as described in the Post-Separation Exercise Period table, below, this Non-Qualified Stock Option shall expire and all rights to purchase shares of Common Stock hereunder shall cease on the tenth anniversary of the Date of Grant

Exercise of Non-Qualified Stock Options and Issuance of Shares of Common Stock

Exercise. Your Non-Qualified Stock Option may be exercised only by delivery to the Company, or its designee, of notice, in such form as shall be permitted by the Company or its designee, stating the number of shares of Common Stock being purchased, the method of payment, and such other matters as may be considered appropriate by the Company in connection with the issuance of shares of Non-Qualified Stock Option upon exercise of your Non-Qualified Stock Option, together with payment in full of the Exercise Price for the number of shares of Common Stock being purchased. The effective date of exercise of a Non-Qualified Stock Option (which in no event, may be beyond the expiration date of the Non-Qualified Stock Option) shall be (i) in connection with a sell order for the underlying stock that is a “Sell-to-Cover Order,” a “Same-Day-Sale Exercise Order,” a Limit Order, a “Good-till” Cancelled Order or the like, the date on which such sell order is actually executed, or (ii) in connection with an “Exercise and Hold” (cash exercise) transaction, the date the requisite funds are received by the Company at its home office in Plano, Texas or such other location as the Company may designate, or by a third party duly designated by the Company at the offices of such third party, in the manner determined by the Chief Executive Officer or the Chief Talent Officer, or their respective successors by title or office; provided, however, that if the date of exercise, as otherwise determined above is not a Trading Date, the date of exercise shall be deemed to be the next Trading Date. Further, an exercise instruction received after the close of the NYSE on a particular day it shall be deemed received as of the opening of the next Trading Date

Payment. Payment equal to the aggregate Exercise Price for the shares subject to your Non-Qualified Stock Option and for which notice of exercise has been provided by You to the Company, along with any applicable withholding taxes as described herein, shall be tendered in full, with the notice of exercise, in cash (by check) or by (i) the actual or constructive transfer to the Company of non-forfeitable, non-restricted shares of Common Stock that have been owned by You for more than six months prior to the date of exercise; (ii) using the net proceeds (after paying all selling fees) from the sale of some (the “Sell-to-Cover Exercise Method”) or all (the “Same-Day-Sale Exercise Method”), of the shares of Common Stock received on the exercise of the Non-Qualified Stock Option, or from any arrangement pursuant to which You irrevocably instructs a broker-dealer to sell a sufficient portion of such shares to pay the Exercise Price, along with any applicable withholding taxes described herein, and related fees thereon and deliver the sale proceeds directly to the Company; (iii) through a “margin” commitment whereby You elect to exercise the Non-Qualified Stock Option and to pledge the shares of Common Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer commits upon receipt of such shares of Common Stock to forward the Exercise Price directly to the Company; (iv) by surrender for cancellation of shares of Common Stock at the Fair Market Value per share at the time of exercise under a “net exercise” arrangement; provided, however, that use of a “net exercise” arrangement cannot result in the Non-Qualified Stock Option being settled either in whole or in part for cash payable to the Associate Participant; (v) in accordance with such other procedures or in such other forms as the Company shall from time to time determine; or (vi) any combination of the above, each as may from time to time be permitted by the Company in its sole discretion.

In connection with the Sell-to-Cover Exercise Method or the Same-Day-Sale Exercise Method the value of the shares of Common Stock used in payment of the Exercise Price shall be the price at which the Common Stock was sold by the broker-dealer functioning under the Sell-to-Cover Exercise Method or the Same-Day-Sale Exercise Method on the effective date of exercise. Further, the amount of the proceeds to be delivered to the Company by the broker-dealer functioning under the Sell-to-Cover Exercise Method or the Same-Day-Sale Exercise Method shall be credited to the Common Stock account of the Company as consideration for the shares of Common Stock to be issued in accordance with the Sell-to-Cover Exercise or the Same-Day-Sale Exercise Method.

Issuance. On payment of all amounts due, the Company shall, subject to the provisions of paragraph (p) in the section below titled “Miscellaneous,” cause certificates for the Common Stock then being purchased to be delivered as directed by You (or the person exercising Your Non-Qualified Stock Option in the event of Your death) at its principal business office promptly after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration or qualification of the Non-Qualified Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Non-Qualified Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Non-Qualified Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

Post-Separation Exercise Period

Reason For Separation From Service	Post-Separation Exercise Period
Involuntary Separation from Service for Cause	None
Voluntary Separation from Service (other than a Voluntary Separation from Service for Good Reason following a Change in Control)	90 days following the effective date of termination
Involuntary Separation from Service without Cause (but not a job elimination, job restructuring or reduction in force) or Voluntary Separation from Service for Good Reason following a Change in Control
One year following the effective date of termination
Involuntary Separation from Service without Cause as a result of a job elimination, job restructuring or reduction in force	Two years following the effective date of termination
Separation from Service as a result of Retirement, death, or Disability	Five years following the effective date of termination
Once the applicable post-termination exercise period described in the table above has passed, all unexercised Non-Qualified Stock Options will be cancelled and will no longer be exercisable. In all cases the post-separation exercise period described in the table above will not extend beyond the Non-Qualified Stock Option award’s original Expiration Date.
Recoupment
Equity awards are subject to the Company’s currently effective recoupment policy, as that policy may be amended from time to time by the Board or applicable statute or regulations. Under the recoupment policy, the Human Resources and Compensation Committee of the Board may require the Company, to the extent permitted by law, to cancel any of Your outstanding equity awards, including both vested and unvested awards, and/or to recover financial proceeds realized from the exercise of awards in the event of (i) a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash bonus and stock incentive plans, welfare plans, or deferred compensation plans, or (ii) other events as established by applicable statute or regulations.

Taxes and Withholding
The exercise of any Non-Qualified Stock Option and the related issuance of shares of Common Stock will be subject to the satisfaction of all applicable federal, state, and local income and employment tax withholding requirements and any rules and regulations adopted under any of the foregoing and, in the case of Participants who are subject to Section 16 of the Exchange Act, any restrictions set forth in Section 16 of the Exchange Act. Your withholding rate with respect to this award may not be higher than the minimum statutory rate.

Changes in Capitalization and Similar Changes
In the event of any change in the value or number of shares of Common Stock outstanding, or the assumption and conversion of this Non-Qualified Stock Option award, by reason of any stock dividend, stock split, dividend or distribution, whether in cash, shares or other property (other than a normal cash dividend), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, an equitable and proportionate adjustment will be made to the number and class of shares which may be subject to the Non-Qualified Stock Option in this Notice.

Miscellaneous

(a)
Dispute Resolution. Any dispute between the parties under this Notice will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Company’s principal executive offices are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Notice and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Company and You or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that Your share of such expenses will not exceed the maximum permitted by law. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Company is required to make under the foregoing provision will meet the requirements below. The Company will reimburse You for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Company and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following Your separation from service as defined in section 409A of the Code and the applicable Treasury regulations thereunder. The amount of expenses paid or eligible for reimbursement in one year under this Section governing the resolution of disputes under this Notice will not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section governing the resolution of disputes under this Notice will not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section governing the resolution of disputes under this Notice will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section will supersede in their entirety the J.C. Penney Alternative, a dispute resolution program generally applicable to employment terminations.

(b)
No Right to Continued Employment. Nothing in this award will confer on You any right to continue in the employ of the Company or affect in any way the right of the Company to terminate Your employment without prior notice, at any time, for any reason, or for no reason.

(b)
Unsecured General Creditor. Neither You nor Your beneficiaries, heirs, successors, and assigns will have a legal or equitable right, interest or claim in any property or assets of the Company. For purposes of the payments under this Notice, any of the Company's assets will remain assets of the Company and the Company's obligation under this Notice will be merely that of an unfunded and unsecured promise to issue shares of Common Stock to You in the future pursuant to the terms of this Notice.

(c)
Stockholder Rights. You (including for purposes of this Section, Your legatee, distributee, guardian, legal representative, or other third party, as the Board or its designee may determine) will have no stockholder rights with respect to any shares of Common Stock subject to the award under this Notice until such shares of Common Stock are issued to You. Shares of Common Stock will be deemed issued on the date on which they are issued in Your name.

(d)
Indemnification. Each person who is or will have been a member of the Board or any committee of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed on or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made party or in which he may be involved by reason of any determination, interpretation, action taken or failure to act under this Notice and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he will give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification will not be exclusive and will be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation, By-laws, by contract, as a matter of law, or otherwise.

(e)
Transferability of Your Non-Qualified Stock Option. No vested or unvested Non-Qualified Stock Option that is the subject of this Notice may be assigned or transferred other than by will or the laws of descent and distribution or by such other means and on such terms as the Company, in its discretion, may approve from time to time, and no Non-Qualified Stock Option will be exercisable during Your lifetime except by You or Your guardian or legal representative, or other such third party as the Company may determine.

(f)
Cessation of Obligation. The Company's liability will be defined only by this Notice. Upon distribution to You of all shares of Common Stock due under this Notice, all responsibilities and obligations of the Company will be fulfilled and You will have no further claims against the Company for further performance under this Notice.

(g)
Effect on Other Benefits. The value of the shares of Common Stock covered by this Non-Qualified Stock Option award will not be included as compensation or earnings for purposes of any other compensation, Retirement, or benefit plan offered to Company associates.

(h)
Administration. This Notice will be administered by the Board, or its designee. The Board, or its designee, has full authority and discretion to decide all matters relating to the administration and interpretation of this Notice. The Board’s, or its designee’s, determinations will be final, conclusive, and binding on You and Your heirs, legatees and designees.

(i)
Entire Notice and Governing Law. This Notice constitutes the entire agreement between You and the Company with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements between You and the Company with respect to the subject matter hereof, and may not be modified adversely to Your interest except by means of a writing signed by the You and the Company. Nothing in this Notice (except as expressly provided herein) is intended to confer any rights or remedies on any person other than You and the Company. This Non-Qualified Stock Option award will be governed by the internal laws of the State of Delaware, regardless of the dictates of Delaware conflict of laws provisions.

(j)	Interpretive Matters. The captions and headings used in this Notice are inserted for convenience and will not be deemed a part of the award or this Notice for construction or interpretation.

(k)
Notice. For all purposes of this Notice, all communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company at its principal executive office, c/o the Company’s General Counsel, and to You at Your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address will be effective only on receipt.

(l)
Severability and Reformation. The Company intends all provisions of this Notice to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Notice is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Notice is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision will be fully severable and severed, and this Notice will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Notice will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(m)	Execution and Acknowledgement. This Notice may be executed or acknowledged electronically or by such other means as may be permitted by the Company.

(n)
Amendments; Waivers. This Notice may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by You and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Notice that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

(o)
No Inconsistent Actions. The parties hereto will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Notice. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Notice.

(p)
No Issuance of Certificates. To the extent this Notice provides for issuance of stock certificates to reflect the issuance of shares of Common Stock in connection with this award, the issuance may be effected on a non-certificate basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Stock is traded.

(q) Compliance with Applicable Legal Requirements. Notwithstanding anything contained herein to the contrary, the Company will not be required to sell or issue shares of Common Stock in connection with the award under this Notice if the issuance thereof would constitute a violation by You or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Securities Exchange Act of 1934); and, as a condition of any sale or issuance of shares of Common Stock under this Notice, the Board or its designee may require such agreements or undertakings, if any, as the Board or its designee may deem necessary or advisable to assure compliance with any such law or regulation. The grant and operation of this award, as evidenced by this Notice, and the obligation of the Company to sell and deliver shares of Common Stock, will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.